UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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United States Steel Corporation
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The following summary of questions and answers from Nippon Steel Corporation’s third quarter of fiscal year 2023 earnings call was posted on Nippon Steel Corporation’s website on March 5, 2024:

Nippon Steel Corporation, Third Quarter FY2023 IR Briefing

(February 7, 2024)

Summary of Q&A1

Presented by:

Takahiro Mori, Representative Director and Executive Vice President, CFO

Takahiko Iwai, Managing Executive Officer

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◆ Matters related to U. S. Steel

Q	Please tell us your views on the current situation, based on the feelings you have gained during your visit to the U.S. and your interactions with various stakeholders, as well as their reactions.

A	We visited Washington D.C. in mid-late January this year and talked with about 20 lawmakers and about eight organizations. Opinions varied – some expressed concerns with the transaction, but others have been supportive of it. We are continuing to engage in a productive dialogue with the United Steelworkers (USW) to allay their concerns, which we believe will also address many of those being raised by politicians. We share many of the same goals as the USW, and we believe that we will find common ground. We look forward to our ongoing meetings with the USW.

Q	Does this mean that your top priority is to gain proper understanding from the USW?

A	Yes, our top priority is to understand the USW’s concerns and build a relationship with them for a mutually beneficial future. We hope to find common ground with the USW in the near future. If U. S. Steel stockholders approve our transaction, which we expect they will, the only third-party conditions to closing involve the regulatory process by relevant government authorities. We continue to believe that a closing in 2Q or 3Q of 2024 (calendar year) is possible.

Q	Some media reports stated “the political opposition may block the deal” and “the deal may not be closed until one year later.” If there is any misunderstanding in such media coverage, could you please point it out?

A	The U.S. is a country that values due process, and we are following that due process. We think that the U.S. very much honors transparency, as do we.

1 Based on information as of the date of the briefing.

While negative reports tend to be highlighted more, many positive or neutral opinions have emerged from newspapers such as the Wall Street Journal. There are many people who express positive opinions. We will do whatever we can to advance the discussion and we hope to be better understood.

Q	You explained that by making U. S. Steel a wholly owned subsidiary, Nippon Steel would be able to share its core technologies. Do you have a track record of demonstrating this through wholly-owned M&As in the past?

A	We have had such accomplishments on a smaller scale but this is a significant opportunity. That is why we are looking forward to this deal.

In the case of a subsidiary in which we have a majority stake, we can share quite a bit of technology. For example, we shared 100% of our product and equipment technologies with NS-SUS, a base only for downstream processes in Thailand, which has achieved good results. This subsidiary is now making a very high profit. NS-SUS is a good example of selling high value-added products using our technology.

Unlike NS-SUS, U. S. Steel is an integrated steelworks that includes not only the downstream process but also the upstream steelmaking process. Sharing technology in the upstream steelmaking process is very effective in strengthening cost competitiveness. We intend to generously share our technologies with U. S. Steel.

Q	Will the Committee on Foreign Investment in the United States (CFIUS) start reviewing the deal examination after U. S. Steel’s general meeting of shareholders, or has it already started?

A	Concerning the CFIUS review, the process is moving forward. Since it is highly confidential, we cannot comment, including “whether the process has started or not.” Once the CFIUS process begins, all discussions among the authorities will be confidential, and without political intervention. Please understand that the CFIUS process is of a confidential nature.

Q	Please tell us about the foreign exchange risk associated with the bridge loan that you plan to raise in yen and dollars. I have heard that the commitment letter is for a loan worth USD16 billion, so a 10% change in the exchange rate will have an impact of up to JPY200 billion. Please explain your approach to dealing with the foreign exchange risk.

A	We cannot disclose the details of the commitment letter. However, as you said, this will be a significant borrowing and there is a foreign exchange risk. We are not neglecting it, and we are firmly taking measures to deal with it.

Q	I would like to confirm your approach to shareholder returns. You said that, even if the D/E ratio deteriorates to about 0.9 times after the acquisition of U. S. Steel, it will quickly recover to about 0.7 times. Will your dividend policy of a consolidated dividend payout ratio of around 30% remain unchanged as a guideline even during the process of returning to 0.7 times?

A	The acquisition of U. S. Steel is an income-generating investment that adds JPY150 billion in profit. Even if profits expand, we intend to maintain our policy of a dividend payout ratio of around 30%.

Q	How much of a penalty would have to be paid in the event of a deal failure?

A	Please refer to the termination fee section of the draft proxy statement, which U. S. Steel has already filed. Under specified circumstances, including if U. S. Steel terminates our transaction to accept a proposal from another buyer that it determines is superior, U. S. Steel will pay us a termination fee of USD565 million, or about JPY80 billion based on the current exchange rate. On the other hand, under specified circumstances, including if we fail to obtain the necessary regulatory approvals within the 18-month closing period up to June 2025, and U. S. Steel terminates the merger agreement, we will pay USD565 million to U. S. Steel.

Q	You have already met some of the FY2025 financial targets of the current Medium- to Long-term Management Plan, and at the same time you have taken measures including the acquisition offer to U. S. Steel, which were not incorporated in your initial plan. In order for us to better communicate expectations on Nippon Steel to stock market participants, we would appreciate if you could present a new revenue picture and schedule which includes U. S. Steel, the EVR JV, and AM/NS India.

A	The ongoing Medium- to Long-term Management Plan announced in 2021 did not assume the acquisition of U. S. Steel or the investment in the Canadian coal mine EVR JV. As we found great investment opportunities, which will be important for achieving our growth strategy, we went ahead and invested, and we believe we have been doing the right thing.

In a fast-moving world, what is important is not to make a medium-term plan every few years, but to draw a long-term vision and a picture for the next few years to come, grasp and judge critical elements to achieve them, and incorporate them in this year’s or next year’s plan. The meaning of creating a medium-term plan and being bound by it is gradually changing, and our management is also changing.

End

This document is not a disclosure document under the Financial Instruments and Exchange Act, and its issuer does not guarantee the accuracy or completeness of the information herein. In addition, the forward-looking statements in this document were made by the Company based on information available at the time of the briefing and contain uncertainties. Therefore, please do not rely solely on this document to make any investment decisions. The Company shall not be liable for any loss or damage arising from the use of this document.

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Additional Information and Where to Find It

This document relates to the proposed transaction between the United States Steel Corporation (“U. S. Steel”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, U. S. Steel has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including U. S. Steel’s proxy statement on Schedule 14A (the “Proxy Statement”), a revised preliminary version of which was filed with the SEC on February 23, 2024. The information in the revised preliminary Proxy Statement is not complete and may be changed. Any further amendments to the preliminary Proxy Statement and the definitive Proxy Statement will be filed with the SEC and delivered to stockholders of U. S. Steel. U. S. Steel may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to U. S. Steel’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, U. S. STEEL’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A REVISED PRELIMINARY FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U. S. STEEL, NSC AND THE PROPOSED TRANSACTION.

U. S. Steel’s stockholders will be able to obtain free copies of the revised preliminary Proxy Statement, any further amendments to the preliminary Proxy Statement and the definitive Proxy Statement (such further amendments and the definitive Proxy Statement if and when they are available), as well as other documents containing important information about U. S. Steel, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by U. S. Steel can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from U. S. Steel’s website www.ussteel.com.

Participants in the Solicitation

NSC, U. S. Steel and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from U. S. Steel’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of U. S. Steel who may, under the rules of the SEC, be deemed participants in the solicitation of U. S. Steel’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement, a revised preliminary version of which was filed with the SEC on February 23, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the revised preliminary version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This document contains information regarding U. S. Steel and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only U. S. Steel’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of U. S. Steel’s or NSC’s control. It is possible that U. S. Steel’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of U. S. Steel or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from U. S. Steel’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that U. S. Steel’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact U. S. Steel’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of U. S. Steel’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of U. S. Steel or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of U. S. Steel. U. S. Steel directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with U. S. Steel’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this document is as of the date above. Neither U. S. Steel nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in U. S. Steel’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.